Exhibit 10.39

January 25, 2013

Dear Pablo:

On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend to you an offer of employment as Executive Vice President, Research and Development and Technical Operations, reporting to me, and you shall perform such services and duties as are customarily performed by senior executives in your position as more specifically described in the Position Profile attached hereto.  In making this offer, we at Onyx are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team.  We are pleased to offer you the following:

Start Date:  Your start date  is expected to be on or before April 1, 2013.

Salary:  Your semi-monthly salary will be $21,875.00, totaling $525,000.00  per year. Future increases will be awarded on the basis of performance.  In accordance with the Company’s policy in effect for similarly situated senior executives, your salary will be reviewed by the Compensation Committee at Onyx’s annual executive officer compensation review in the 1st quarter of 2014, and annually thereafter, and in no event will your base salary or benefits be diminished.

Bonus:  You are eligible, at the end of each year, to receive a target annual bonus amount of up to 50% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you.  If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings.  The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

At Onyx, our salary merit increases, equity grants, and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year.  Therefore, if you join Onyx at any time between January 1 and September 30 of any calendar year, your potential salary merit increase, equity grants, and potential bonus, if any is awarded, may be prorated for the actual amount of service you provide during that calendar year.  If you join Onyx after September 30 of any calendar year, you will not be eligible for a salary merit increase or bonus for that performance year.

Stock:  Subject to approval by the Compensation Committee of our Board of Directors, you will be granted approximately $960,000 of options to purchase shares at the market price on your start date.  The number of options will be determined by dividing $960,000 by the Black-Scholes value (as determined by Onyx) based on the 30 day average price of Onyx stock on the last trading day before your start date.  The options will be issued pursuant to the Company’s standard Option Agreement.  These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period.  I will also recommend that the Compensation Committee of our Board of Directors grant you the following shares of restricted stock units:

•                  Approximately $1,240,000  in shares of restricted stock units (RSUs), the shares subject to which shall vest in a series of four (4) successive equal annual installments over a four-year period commencing from the grant date, provided that your continuous service has not terminated prior to each vesting date.  The actual number of shares granted will be determined by dividing $1,240,000 by the 30 day average price of Onyx stock on the last trading day before your start date.

•                  A number of performance share units (PSUs) equivalent to the number of PSUs granted to EVP, CFO and EVP, CCO executives by the Compensation Committee on February 4th, 2013 (or subsequent date if later)   These PSUs will vest on the attainment of specific enterprise goals as approved by the Compensation Committee.  I estimate the target value of these PSUs to be between $550,000 and $650,000 on date of grant.  If approved, these shares will be granted to you on the same date the grants are made to the executive officers, or if later, your start date.

In addition to these grants, Onyx employees are eligible for annual equity grants based on individual performance.  If you join Onyx on your anticipated start date of April 1, 2013 you will eligible for an annual stock grant in March 2014.

Benefits:  You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, and short and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy.  You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan.  In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.

Relocation:  You will receive a payment of $300,000 for expenses you incur involved in relocating to the San Francisco Bay Area.  This relocation payment will be subject to required deductions and withholdings, and will be made on the following payment schedule:  25% (or $75,000) as soon as practicable after you start work at Onyx (the “First Payment”), and the remaining 75% (or $225,000) following your purchase of a primary principal residence in the San Francisco Bay Area (the “Second Payment”).  If such a closing occurs in 2013, the Second Payment will be made on the first payroll date in 2014; otherwise, it will be made upon the closing of such residence purchase.   The Second Payment is subject to forfeiture if you fail to purchase such a residence on or before December 31, 2014.   In addition, Onyx will pay for the following initial relocation expenses (the “Initial Relocation Expenses”) subject to Onyx’s travel and relocation policies:

•                  One house hunting trip (business class airfare) before your start date

•                  One way business class airfare for your relocation to the San Francisco Bay Area

•                  Fourteen nights temporary lodging, meals and auto rental upon your relocation to begin employment

If your employment with Onyx terminates for any reason, except on account of your death, your disability, or a termination of your employment by Onyx without “Cause” (as such term is defined in the Executive Severance Benefit Plan, which is attached) within twenty-four (24) months after your start date you will be expected to repay costs associated with relocation (the First Payment, the Second Payment, and Initial Relocation Expenses) in full.  Onyx has retained a relocation company to assist you, but you are not required to use their services.

Housing Assistance: Onyx will provide you with housing assistance in the form of monthly payments of $3,250 for a period of thirty months, for a maximum benefit of $97,500. Your housing assistance benefits will be included in your regular payroll, and will be subject to required deductions and withholdings. Of course, you must remain an employee in order to receive these monthly payments and if your employments ends for any reason during this thirty month payment period  (whether your employment ends at your request or the Company’s request), no additional payments will be provided (but you will not be required to repay any monthly housing assistance)

The company makes no representations to you regarding the tax treatment of the relocation and housing assistance to be provided to you.

Executive Severance Benefit Plan.  You will be eligible to participate in the Company’s Executive Severance Benefit Plan, pursuant to the terms and conditions of that plan.  See attachment.

Executive Change-in-Control Plan  You will be covered by the Company’s Executive Change In Control Severance Benefits Agreement, draft attached, which will provide you certain benefits in the event of a covered event under the agreement.  An agreement for execution will be provided to you shortly before your start date.

This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as Onyx’s successful completion of your reference and background checks.  We ask that you return one signed copy of each of the enclosed Employee Confidential Information and Inventions Assignment Agreement and this offer letter.  In consideration of your employment, you also agree to conform to the rules and standards of the Company.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, we request that you provide us with a copy of documents appropriate for this purpose within 72 hours of your employment date.

Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice.  This letter, when signed by you, will constitute the entire agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral.  No employee or representative of the Company, other than its CEO (or designee), has the authority to make any expressed or implied agreement contrary to the foregoing.  Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly and expressly specifies the intent of doing so.

We acknowledge that you may have certain obligations to cooperate in litigation pertaining to matters that occurred while you were employed by your prior employer.  We fully expect you to use your best efforts to arrange such cooperation to minimize any disruption in the performance of your duties for Onyx.  Nevertheless, we agree that your required cooperation in such matters will not per se be a basis for your termination for cause.

If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Employee Confidential Information and Inventions Assignment Agreement, to me.  This offer of employment will expire on March 1, 2013, unless accepted prior to that date.

We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.

Sincerely,

/s/ N. Anthony Coles

N. Anthony Coles, M.D.
Chairman and Chief Executive Officer

I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Pablo Cagnoni	2/7/13
Accepted (signature)	Date	Estimated Start Date